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                        EMPLOYMENT SEVERANCE AGREEMENT


This Employment Severance Agreement ("Agreement") is made and entered into as of January 26, 1998 by and between BMC Industries, Inc., a Minnesota corporation ("Corporation"), and Jeffrey J. Hattara ("Executive").

WHEREAS, the Executive desires to ensure a certain tenure of employment with the Corporation; and

WHEREAS, the Corporation desires to employ the Executive as its Vice President of Finance and Administration and Chief Financial Officer, and Executive is willing to accept such employment by the Corporation, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

SECTION 1.     TERMS OF EMPLOYMENT.

1.1 DEFINITIONS. For the purpose of this Agreement, the following terms shall have the following meanings:

     1.1.1 "Termination For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation by reason of the Executive's willful dishonesty toward, fraud upon, or deliberate injury or attempted injury to the Corporation, or by reason of the Executive's willful material breach of duties which has resulted in material injury to the Corporation.

     1.1.2 "Termination Other Than For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation (other than in a Termination for Cause).

     1.1.3 "Voluntary Termination" shall mean termination by the Executive of the Executive's employment by the Corporation other than termination by reason of the Executive's death or disability.

1.2 TERM. Except in the event of Termination for Cause, the Corporation intends to employ Executive for a period of at least two years beginning on January 26, 1998 (the "Term").

1.3 TERMINATION FOR CAUSE. Termination for Cause may be effected by the Corporation at any time during the Term of this Agreement and shall be effected by written notification to the Executive. Upon Termination of Cause, the Executive shall promptly be paid all accrued salary, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant


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to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation (as defined herein).

1.4 TERMINATION OTHER THAN FOR CAUSE. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to the Executive of such termination. Upon any Termination Other Than For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, if any, in accordance with the Management Incentive Plan, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and Severance Compensation, but no other compensation or reimbursement of any kind.

1.5 DEATH. In the event of the Executive's death during the term of this Agreement, the Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Corporation shall promptly pay to his estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension or profit sharing benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

1.6 VOLUNTARY TERMINATION. In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

1.7 TERMINATION UPON A CHANGE IN CONTROL. Notwithstanding the terms of this Agreement, this Agreement shall be null and void in the event of a Change in Control, as defined in the Change in Control Agreement between the Executive and the


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Corporation.  This Agreement shall terminate immediately in the event of a
Change in Control.

SECTION 2.  SEVERANCE COMPENSATION.

      2.1   SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN
            FOR CAUSE.   In the event the Executive's employment is
            terminated in a Termination Other Than for Cause, the Executive shall be paid as Severance Compensation his base salary (at the rate payable at the time of such termination), for a period of twelve (12) months from the date of such termination, payable in twelve (12) equal monthly installments. Executive also shall continue to receive medical and dental benefits at the Corporation's cost for such twelve (12) month period, provided, however, that such coverage will cease upon Executive's subsequent employment with a new employer.

      2.2 NO SEVERANCE COMPENSATION UPON OTHER TERMINATION. In the event of a Voluntary Termination, Termination for Cause, termination by reason of the Executive's death or disability, the Executive or his estate shall not be paid any Severance Compensation.

SECTION 3. WITHHOLDINGS. All compensation and benefits to the Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

SECTION 4. ASSIGNMENT. Except as otherwise provided within this Agreement, neither party hereto may transfer this Agreement without prior written consent of the other party.

SECTION 5. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. Any dispute relating to this Agreement shall be settled in the courts of this State.

SECTION 6. ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

SECTION 7. AGREEMENT BINDING. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.


     /s/ Jeffrey J. Hattara             BMC Industries, Inc.
     ----------------------
     Jeffrey J. Hattara
                                        By:  /s/Paul B. Burke
                                             -----------------------
                                        Its: Chief Executive Officer